UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 18, 2024
SILICON LABORATORIES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 West Cesar Chavez, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 416-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	SLAB	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Exchange Act of 1934. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 24, 2024, Silicon Laboratories Inc. (“Silicon Laboratories” or the “Company”) announced the appointment of Robert Conrad as Senior Vice President of Worldwide Operations, effective April 29, 2024 (the “Effective Date”). As of the Effective Date, Sandeep Kumar will cease serving as Senior Vice President of Worldwide Operations and will serve in a non-executive advisory role.

On April 18, 2024, Robert Conrad notified the Company of his decision to resign from the Company’s Board of Directors effective upon his commencement of employment as Senior Vice President of Worldwide Operations.

Mr. Conrad, age 64, has served as a director of Silicon Laboratories from July 2022 until his appointment as Senior Vice President of Worldwide Operations. Mr. Conrad was previously the Senior Vice President of the Automotive Microcontrollers and Processors business at NXP Semiconductors from 2012 until 2019. Prior to this role, Mr. Conrad held several executive roles at Freescale Semiconductor, Fairchild Semiconductor and Analog Devices leading various product groups and corporate strategy. Mr. Conrad started his career with Texas Instruments in product engineering and hardware design, process development, and operations. Mr. Conrad is also the owner of privately held North Water Marine since 2021. Mr. Conrad currently serves on the boards of Montalvo Corporation, The New Hampshire Boat Museum and The Wolfeboro Public Library Foundation. Mr. Conrad holds a BSEE in Electrical and Computer Engineering from the University of Cincinnati.

In connection with his appointment as Senior Vice President of Worldwide Operations, Mr. Conrad will be entitled to an annual base salary of $450,000 and eligible for an annual target bonus of 100% of his base salary, prorated for 2024, pursuant to the Company’s 2024 Bonus Plan. Additionally, subject to the approval of the Compensation Committee of the Company’s Board of Directors, Mr. Conrad will receive the following equity awards (the “Equity Awards”): (a) a new-hire grant of performance stock units, expected to be made on May 15, 2024, with a grant date value of $1,000,000 (which will vest on February 15, 2027 contingent upon Mr. Conrad’s continued service through such date and the achievement of applicable performance criteria), (b) a new-hire grant of restricted stock units, expected to be made on May 15, 2024, with a grant date value of $1,000,000 (which will vest in three equal annual installments contingent upon Mr. Conrad’s continued service through each such date), and (c) a one-time grant of restricted stock units, expected to be made on May 15, 2024, with a grant date value of $1,000,000 (which will vest in three equal annual installments contingent upon Mr. Conrad’s continued service through each such date). The Equity Awards will be granted pursuant to the Company’s 2009 Stock Incentive Plan and subject to the terms and conditions of the Company’s standard form of award agreements for such awards. Mr. Conrad will also receive a cash bonus of $100,000 for relocation to be paid within 30 days of the Effective Date, and which must be repaid by Mr. Conrad under certain circumstances if his employment with the Company ends on or before the first anniversary of the Effective Date. The Company will enter into an executive severance agreement and an indemnification agreement with Mr. Conrad, each substantially in the form as applicable to other similarly situated executive officers of the Company.

There are no family relationships between Mr. Conrad and any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S‑K. There are no arrangements or understandings between Mr. Conrad and any other persons pursuant to which he was selected as an executive officer.

Item 9.01. Financial Statements and Exhibits
(d)Exhibits.

Exhibit No.	Description
99.1	Press Release of Silicon Laboratories Inc. dated April 24, 2024, announcing the appointment of Robert Conrad as Senior Vice President of Worldwide Operations
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

April 24, 2024	/s/ Mark D. Mauldin
Date	Mark D. Mauldin
Interim Chief Financial Officer